Exhibit 7

Durban Roodepoort Deep, Limited

(Incorporated in the Republic of South Africa)

(Registration number 1895/000926/06)

(Share code: DUR)

(ISIN: ZAE 000015079)

(ARBN number 086 277 616)

(NASDAQ Trading Symbol: DROOY)

(“DRD” or “the company”)

EXERCISE OF OPTION

INTRODUCTION

Shareholders are referred to the announcement dated 17 December 2003 regarding an agreement with the Investec Group (“Investec”) that granted Investec an American call option to acquire 10.2 million new, fully paid up DRD ordinary shares (“the option agreement”).

EXERCISE

DRD is pleased to announce that Investec has now exercised its option in full in terms of the option agreement in the manner set out below.

Date	Number of shares	Aggregate proceeds	Average issue price per share
30 December 2003	2 254 862	R39 449 487	R17.50
2 February 2004	1 150 000	R27 929 705	R24.29
12 February 2004	6 795 138	R150 036 647	R22.08
Total	10 200 000	R217 415 839	R21.32

The average issue prices quoted above are equivalent to 95.5% of the trade-weighted average price of DRD ADRs on NASDAQ for the ten trading days prior to the date of exercise. The total cash raised was R217.4 million ($32.8 million).

The new DRD shares will be issued pursuant to Regulation S under the U.S. Securities Act of 1933.

APPLICATION OF PROCEEDS

The funds raised have been used as follows:

•                  R129.4 million to close out 180 000 ounces or 57.1% of the remaining 315 000 ounces under the Eskom “gold for electricity” swap. This relates to 15 000 ounces per month for the twelve months from January 2004 to December 2004. A total of 135 000 ounces remain for the period January 2005 to September 2005; and

•                  R15.7 million to settle transaction costs relating to the acquisition of DRD’s interest in the Porgera Joint Venture.

The balance of funds amounting to R72.3 million will be used for general corporate funding requirements.

Johannesburg

19 February 2004

Financial adviser

QuestCo (Pty) Limited

(Registration number 2002/005616/07)

Sponsor

Standard Corporate and Merchant Bank

(A division of The Standard Bank of South Africa Limited)

(Registration number 1962/000738/06)